www.TractorSupply.com

TRACTOR SUPPLY ANNOUNCES THREE-YEAR CONTRACT EXTENSION FOR PRESIDENT AND CEO HAL LAWTON AND BOARD SUCCESSION PLANS

BRENTWOOD, Tenn., Feb. 9, 2023 – Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, announced the extension of President and Chief Executive Officer Hal Lawton’s employment contract and key transitions on its Board of Directors. The Board of Directors has elected long-standing member Edna Morris as Chairman of the Board. Morris will succeed Cynthia Jamison, who is retiring, effective May 11, 2023, following the 2023 Annual Meeting of Stockholders. Additionally, Tom Kingsbury has resigned, effective February 6, 2023, as a member of the Board of Directors in order to focus on his new role as chief executive officer at Kohl’s Corporation.

“On behalf of the Board of Directors, we thank Cindie for over two decades of distinguished service to Tractor Supply. Her exceptional track record has served our stakeholders well and helped position us for future growth. We are deeply appreciative of Cindie’s numerous contributions to Tractor Supply and wish her and her family the very best. We also appreciate Tom’s dedication to Tractor Supply and extend our best to him in his future endeavors,” said Morris.

Morris continued, “I am incredibly honored and humbled to assume the role of Chairman of the Board. I look forward to continuing to work alongside Hal and the leadership team to drive strong shareholder value and capitalize on the momentum we have behind our Life Out Here strategy. Hal and the team have delivered strong financial performance including record revenue and profitability in 2022. He has proven to be a strategic and innovative leader with a deep passion for and commitment to Tractor Supply’s Mission and Values. The Board of Directors is excited for Hal to continue to lead the business into the future and execute on our strategy.”

Chairman-Elect Morris brings 18 years of service on the Tractor Supply Board of Directors and more than 40 years of executive leadership experience in restaurant and investment organizations of various sizes and types, in different growth stages, and with wide ranging corporate cultures, business models and leadership styles. At Tractor Supply, Morris currently serves as Chair of the Compensation Committee and as a member of the Corporate Governance and Nominating Committee.

Jamison has served as a director of the company since 2002. During her tenure on the Board, she has served as Chairman since 2014 and was Lead Independent Director of the company from 2010 to 2014. Her previous positions on the Board include Audit Committee Chair, Compensation Committee Chair and Corporate Governance Chair.

Commenting on the announcement, Jamison said, “Serving on the Tractor Supply Board of Directors has been a highlight of my career. I am proud to have been part of the Board and work alongside such a talented leadership team. With a strong culture and a commitment to its Mission and Values, it has been an honor to be part of Tractor Supply’s journey the past 20 years. I believe Tractor Supply is a vibrant and growing company with great opportunities ahead.”

Kingsbury commented, “It has been a pleasure to work with the Board and management team at Tractor Supply. I believe the Company is well-positioned for the future as I transition to focus on my responsibilities at Kohl’s.”

Employment Agreement for President and CEO Hal Lawton
The Board of Directors of Tractor Supply has agreed with Hal Lawton, President and Chief Executive Officer, to extend the terms of his employment contract for another three years to 2026, with an evergreen extension going forward.

“This is an exciting time to be leading Tractor Supply, as we celebrate our 85th anniversary this year. I am grateful for the opportunity to continue to build on our resilient and proven business model. Together with our Board, our leadership team and more than 50,000 incredibly dedicated Team Members, I believe we are well-positioned to continue to deliver long-term growth and value creation,” said Lawton.

Since Lawton joined Tractor Supply in January 2020 as President and CEO, the Company has embarked on its Life Out Here strategy to become a more integral part of its customers’ lives. Under his leadership, net sales have increased 70 percent and diluted earnings per share have grown over 200 percent.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, targeting the needs of recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for 85 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service for the Out Here lifestyle. With more than 50,000 Team Members, the Company’s physical store assets, combined with its digital capabilities, offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. As of December 31, 2022, the Company operated 2,066 Tractor Supply stores in 49 states, a consumer mobile app and an e-commerce website at www.TractorSupply.com. In October 2022, Tractor Supply acquired 81 stores from Orscheln Farm and Home that will be rebranded to Tractor Supply by the end of 2023.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. As of December 31, 2022, the Company operated 186 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, including statements relating to our goals, commitments, and prospects, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may also be identified by words such as “will,” “believe” “projections” “expect,” “estimate,” “strategy,” “future,” “plan,” “goal,” “target,” and similar expressions. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, the risk factors described in the Company’s Annual Report on Form 10-K and as described in other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.